Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY FILES FOR 10K EXTENSION

REPORTS PRELIMINARY UNAUDITED RESULTS

BOHEMIA, N.Y. – December 14, 2005 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it has filed for an extension of time to file its 10K report with the Securities and Exchange Commission, citing the need for additional time to finalize the audit and to complete the requirements of the Sarbanes Oxley Act.  The Company intends to file its 10K by December 29, 2005.

NBTY also announced preliminary unaudited results for the fiscal fourth quarter and fiscal year ended September 30, 2005.

For the fiscal fourth quarter of 2005 sales increased $8 million to $435 million compared to sales of $427 million for the fiscal fourth quarter ended September 30, 2004.  Without $17 million in sales from Solgar acquired on August 1, 2005, sales during the fourth quarter of 2005 would have decreased by approximately $10 million.

Net income for the fiscal fourth quarter ended September 30, 2005 was $11 million, or $0.17 per diluted share, compared to $21 million, or $0.30 per diluted share, for the fiscal fourth quarter ended September 30, 2004.  Net income for the fiscal fourth quarter ended September 30, 2005 was adversely affected by a Solgar pre-tax loss of $2 million.

For fiscal 2005, sales were $1.74 billion, compared to $1.65 billion for fiscal 2004.  Net income for fiscal 2005 was $78 million, or $1.13 per diluted share, compared to $112 million, or $1.62 per diluted share, for fiscal 2004.

These results reflect NBTY’s continued weakness in sales and lower margins in an overall stagnant nutritional supplement marketplace.

Results for fiscal 2005 include asset impairment charges related to Vitamin World of $11 million, or $0.14 per diluted share, consisting of a write off of $8 million of goodwill and a write off of $3 million for leasehold improvements.  These asset impairment charges are required by generally accepted accounting principles and are the result of the continued adverse business climate in the specialty retail channel in the United States.

At September 30, 2005, NBTY’s total assets were $1.5 billion and working capital was $476 million.  Inventory at September 30, 2005 was $491 million, representing an increase of $117 million from September 30, 2004.  While inventory for fiscal fourth quarter increased by $13 million, excluding the acquired Solgar inventory, inventory during this period would have decreased by $25 million.  This reflects the Company’s ongoing efforts to lower inventories while assuring its customers of uninterrupted supply of product.  The inventory remains current.

OPERATIONS FOR THE FISCAL FOURTH QUARTER ENDED SEPTEMBER 30, 2005

For the fiscal fourth quarter of 2005, sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Sundown and Solgar brands, increased 1% to $197 million from $194 million for the fiscal fourth quarter of 2004.   These results reflect $17 million of Solgar sales.   Product returns for the fiscal fourth quarter and fiscal 2005 were $11 million and $44 million, respectively.  For the fiscal fourth quarter of 2005, approximately 30% of returns are attributable to a continued decline in the low carb bar market.  The balance relates to continued reallocation of shelf space and other miscellaneous returns.  US Nutrition utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations.

The North American Retail division’s sales increased by 5% to $56 million for the fiscal fourth quarter of 2005 from $53 million for the fiscal fourth quarter of 2004.  Sales for fiscal year 2005 for this division increased 4% to $224 million from $216 million for fiscal 2004.  Virtually all these increases in sales are the result of the acquisition of Le Naturiste.  Same store sales for Vitamin World decreased 2% for the fiscal fourth quarter of 2005 and 3% for fiscal 2005.  These results further evidence a weak specialty retail marketplace in North America.

During fiscal 2005, Vitamin World opened 21 new stores and closed 36 underperforming stores.  During 2006, Vitamin World anticipates closing approximately 70 stores as these stores come up for lease renewal.   At the end of the fiscal fourth quarter, the North American Retail division operated a total of 643 stores; 542 in the US and 101 in Canada.

European Retail division sales increased by 1% to $134 million from $133 million for the fiscal fourth quarter a year ago. The European Retail same store sales in local currency for the fiscal fourth quarter 2005 were unchanged from the prior like quarter but increased 8% for fiscal 2005.  The European Retail division continues to leverage its premier status, high street locations and brand awareness to achieve these results.  The European Retail division’s increased sales include sales generated by

Holland & Barrett and GNC stores in the UK, DeTuinen stores in the Netherlands, and Nature’s Way stores in Ireland.  During fiscal 2005, the European Retail division opened 16 stores, closed 6 stores and at the end of the quarter operated a total of 612 stores.

Revenues from Direct Response/Puritan’s Pride operations for the fiscal fourth quarter of 2005 increased 3% to $48 million from $47 million for the comparable prior period.  As a result of the Company’s decision to lower prices and put pressure on its competitors, gross margins in this division fell from 65% to 52%.  Online sales now constitute 30% of total Direct Response/E-Commerce sales.  NBTY remains the leader in the direct response and e-commerce sectors and continues to increase the number of products available via its catalog and web sites.

Preliminary unaudited sales for the two-months ended November 2005 were $297 million, an increase of 3% from the prior like period.

NBTY Chairman and CEO, Scott Rudolph, said:  “We are disappointed with our year end results.  The Company has seen difficult times before.  Our strong financial and industry position should help us navigate through this environment.  We are confident in the long-term outlook for the Company.”

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU® and Solgar® brands.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(PRELIMINARY AND UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the three months ended September 30,
	2005	2004

Net sales	$435,218	$427,471

Costs and expenses:
Cost of sales	236,650	219,051
Advertising, promotion and catalog	25,308	24,129
Selling, general and administrative	151,668	146,267
	413,626	389,447

Income from operations	21,592	38,024

Other income (expense):
Interest	(9,238)	(5,530)
Miscellaneous, net	2,323	982
	(6,915)	(4,548)

Income before provision for income taxes	14,677	33,476

Provision for income taxes	3,265	12,431

Net income	$11,412	$21,045

Net income per share:
Basic	$0.17	$0.31
Diluted	$0.17	$0.30

Weighted average common shares outstanding:
Basic	67,189	66,999
Diluted	69,116	69,011

	For the fiscal years ended September 30,
	2005	2004

Net sales	$1,737,187	$1,652,031

Costs and expenses:
Cost of sales	895,644	822,412
Advertising, promotion and catalog	108,005	85,238
Selling, general and administrative	588,166	554,838
Goodwill impairment	7,686	—
	1,599,501	1,462,488

Income from operations	137,686	189,543

Other income (expense):
Interest	(26,475)	(24,663)
Miscellaneous, net	8,051	4,125
	(18,424)	(20,538)

Income before provision for income taxes	119,262	169,005

Provision for income taxes	41,125	57,156

Net income	$78,137	$111,849

Net income per share:
Basic	$1.16	$1.67
Diluted	$1.13	$1.62

Weighted average common shares outstanding:
Basic	67,162	66,793
Diluted	69,137	69,069

SALES
(Thousands)
(Preliminary And Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,			FISCAL YEARS ENDED SEPTEMBER 30,
			Percentage			Percentage
	2005	2004	Change	2005	2004	Change

Wholesale / US Nutrition	$196,832	$194,075	1%	$747,234	$734,293	2%

North American Retail / Vitamin World	56,136	53,469	5%	224,008	216,431	4%

European Retail / Holland & Barrett / GNC (UK)	134,078	133,021	1%	566,140	495,808	14%

Direct Response / Puritan’s Pride	48,172	46,906	3%	199,805	205,499	-3%

Total	$435,218	$427,471	2%	$1,737,187	$1,652,031	5%

GROSS PROFIT
PERCENTAGES
(Preliminary And Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,			FISCAL YEARS ENDED SEPTEMBER 30,
			Percentage			Percentage
	2005	2004	Change	2005	2004	Change

Wholesale / US Nutrition	30%	32%	-2%	34%	36%	-2%

North American Retail / Vitamin World	57%	58%	-1%	55%	59%	-4%

European Retail / Holland & Barrett / GNC (UK)	61%	63%	-2%	62%	62%	0%

Direct Response / Puritan’s Pride	52%	65%	-13%	57%	62%	-5%

Total	46%	49%	-3%	48%	50%	-2%

Reconciliation of GAAP Measures to Non-GAAP Measures **

(Thousands)

(Preliminary And Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	EBITDA

Wholesale / US Nutrition	$10,564	$2,482	$—	$—	$13,046
North American Retail / Vitamin World	(3,881)	1,507	—	215	(2,159)
European Retail / Holland & Barrett / GNC (UK)	32,479	2,559	—	—	35,038
Direct Response / Puritan’s Pride	10,731	1,253	—	—	11,984

Segment Results	49,893	7,801	—	215	57,909

Corporate	(35,216)	6,206	9,238	—	(19,772)

Total	$14,677	$14,007	$9,238	$215	$38,137

	THREE MONTHS ENDED SEPTEMBER 30, 2004
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	EBITDA

Wholesale / US Nutrition	$14,298	$2,538	$—	$—	$16,836
North American Retail / Vitamin World	(364)	2,339	—	—	1,975
European Retail / Holland & Barrett / GNC (UK)	36,094	2,489	—	—	38,583
Direct Response / Puritan’s Pride	16,285	1,301	—	—	17,586

Segment Results	66,313	8,667	—	—	74,980

Corporate	(32,837)	6,165	5,530	—	(21,142)

Total	$33,476	$14,832	$5,530	$—	$53,838

**SINCE EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES. IN ADDITION, THE COMPANY’S DEFINITION OF EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

Reconciliation of GAAP Measures to Non-GAAP Measures **

(Thousands)

(Preliminary And Unaudited)

	FISCAL YEAR ENDED SEPTEMBER 30, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	EBITDA

Wholesale / US Nutrition	$67,873	$9,923	$—	$—	$77,796
North American Retail / Vitamin World	(26,216)	6,756	—	11,204	(8,256)
European Retail / Holland & Barrett / GNC (UK)	151,459	13,175	—		164,634
Direct Response / Puritan’s Pride	52,254	5,079	—		57,333

Segment Results	245,370	34,933	—	11,204	291,507

Corporate	(126,108)	23,350	26,475		(76,283)

Total	$119,262	$58,283	$26,475	$11,204	$215,224

	FISCAL YEAR ENDED SEPTEMBER 30, 2004
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	EBITDA

Wholesale / US Nutrition	$112,224	$10,474	$—	$—	$122,698
North American Retail / Vitamin World	(120)	10,848	—	—	10,728
European Retail / Holland & Barrett / GNC (UK)	120,323	12,370	—	—	132,693
Direct Response / Puritan’s Pride	65,265	5,403	—	—	70,668

Segment Results	297,692	39,095	—	—	336,787

Corporate	(128,687)	22,585	24,663	—	(81,439)

Total	$169,005	$61,680	$24,663	$—	$255,348

**   SINCE EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(PRELIMINARY AND UNAUDITED)

ASSETS

(Dollars and shares in thousands)

	September 30, 2005	September 30, 2004

Current assets:
Cash and cash equivalents	$67,282	$21,751
Investments	39,900	—
Accounts receivable, less allowance for doubtful accounts of $9,155 and $9,389, respectively	73,226	86,113

Inventories	491,335	374,559

Deferred income taxes	23,645	32,062

Prepaid expenses and other current assets	54,469	62,835

Total current assets	749,857	577,320

Property, plant and equipment, net of accumulated depreciation of $279,883 and $241,822, respectively	320,528	280,075

Goodwill	228,747	221,429

Other intangible assets, net	166,325	136,541

Other assets	16,845	17,288

Total assets	$1,482,302	$1,232,653

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(PRELIMINARY AND UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(Dollars and shares in thousands)

	September 30,	September 30,
	2005	2004

Current liabilities:

Current portion of long-term debt	$80,922	$3,205
Accounts payable	72,720	97,635
Accrued expenses and other current liabilities	120,487	116,633
Total current liabilities	274,129	217,473

Long-term debt	428,204	306,531
Deferred income taxes	57,092	64,675
Other liabilities	6,822	4,176
Total liabilities	766,247	592,855

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 67,191 shares at September 30, 2005 and 67,060 shares at September 30, 2004	537	536
Capital in excess of par	138,657	135,787
Retained earnings	559,275	481,302
Accumulated other comprehensive income	17,586	22,173
Total stockholders’ equity	716,055	639,798

Total liabilities and stockholders’ equity	$1,482,302	$1,232,653

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(PRELIMINARY AND UNAUDITED)

(Dollars in thousands)

	For the fiscal year ended Sept. 30,
	2005	2004
Cash flows from operating activities:
Net income	$78,137	$111,849
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Provision for impairments and disposals of property, plant and equipment	5,471	1,556
Depreciation and amortization	58,283	61,680
Foreign currency transaction gain	(4,286)	(1,253)
Amortization of deferred financing costs	2,398	3,955
Amortization of bond discount	152	7
Loss on bond redemption	790	—
Compensation expense for ESOP	2,583	4,090
Impairment on asset held for sale	1,908	—
Gain on sale of business assets	(1,998)	—
Goodwill impairment	7,686	—
(Recovery of) / provision for doubtful accounts	(137)	3,074
Inventory reserves	9,479	16,070
Deferred income taxes	4,527	8,767
Tax benefit from exercise of stock options	220	1,228
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	29,673	(8,151)
Inventories	(87,413)	(72,888)
Prepaid expenses and other current assets	(1,613)	(4,095)
Other assets	(139)	(1,937)
Accounts payable	(28,519)	7,193
Accrued expenses and other liabilities	8,646	(11,209)
Net cash provided by operating activities	85,848	119,936
Cash flows from investing activities:
Purchase of property, plant and equipment	(71,516)	(42,700)
Proceeds from sale of property, plant, and equipment	298	1,065
Proceeds from sale of property, plant, and equipment held for sale	9,950	—
Proceeds from sale of trademark	30	—
Proceeds from sale of business assets	5,766	—
Purchase of available-for-sale marketable securities	(39,900)	—
Cash paid for acquisitions, net of cash acquired	(131,397)	—
Purchase price dispute settlements, net	(8,236)	—
Purchase of intangible assets	(563)	—
Proceeds from sale of bond investment	—	4,158
Net cash used in investing activities	(235,568)	(37,477)

	For the fiscal year ended Sept. 30,
	2005	2004
Cash flows from financing activities:
Principal payments under long-term debt agreements	$(138,544)	$(117,100)
Proceeds from borrowings under long-term agreements	132,950	—
Proceeds from bond offering, net of discount	198,234	—
Net proceeds under the Revolving Credit Facility	6,000	—
Payments for financing fees	—	(500)
Bond issuance costs	(3,329)	—
Proceeds from stock options exercised	225	1,881
Purchase of treasury stock	(176)	—
Net cash provided by (used in) financing activities	195,360	(115,719)
Effect of exchange rate changes on cash and cash equivalents	(109)	5,662

Net increase (decrease) in cash and cash equivalents	45,531	(27,598)
Cash and cash equivalents at beginning of year	21,751	49,349
Cash and cash equivalents at end of year	$67,282	$21,751

SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OCTOBER AND NOVEMBER

($ In Thousands)

			Percentage
	2005	2004	Change

Wholesale / US Nutrition	$143,209	$124,425	15%

North American Retail / Vitamin World	37,851	34,364	10%

European Retail / Holland & Barrett / GNC (UK)	92,542	93,191	-1%

Direct Response / Puritan’s Pride	23,314	36,965	-37%

Total	$296,917	$288,946	3%